Exhibit 99.1

ATLANTIC AMERICAN REPORTS THIRD QUARTER RESULTS

•	Net income for the three month period ended September 30, 2018 increased to $0.9 million as compared to $0.7 million for the comparable period of 2017
•	Life and health insurance premiums increased to $29.5 million, or 5.2%, as compared to $28.0 million for the three month periods ended September 30, 2018 and 2017, respectively

ATLANTA, Georgia, November 13, 2018 - Atlantic American Corporation (Nasdaq- AAME) today reported net income for the three month period ended September 30, 2018 of $0.9 million, or $0.04 per share, as compared to $0.7 million, or $0.03 per share, for the comparable period of 2017.  For the nine month period ended September 30, 2018, the company reported a net loss of $0.9 million, or $0.06 per share, as compared to net income of $2.0 million, or $0.08 per share, for the comparable period of 2017.  The increase in net income during the third quarter of 2018 was primarily due to $1.1 million of net unrealized gains in equity securities during the third quarter of 2018 compared to nil for the third quarter of 2017.  The net loss for the nine month period ended September 30, 2018 was primarily due to an increase in operating losses as a result of higher levels of morbidity experienced in the Medicare supplement line of business during the first half of 2018.

Total revenues for the three month period ended September 30, 2018 were $46.4 million as compared to $44.8 million for the three month period ended September 30, 2017.  The above mentioned unrealized gains in equity securities and an increase in insurance premiums were the most significant contributors to the increase in total revenues.  Insurance premiums during the three month period ended September 30, 2018 increased $0.5 million or 1.1% from the comparable 2017 period and was primarily the result of an increase in Medicare supplement premiums in the Company’s life and health operations somewhat offset by a decrease in property and casualty premiums.  For the nine month period ended September 30, 2018, revenues were $136.4 million, increasing 3.1% from the comparable 2017 period revenues of $132.3 million, primarily as a result of an increase in Medicare supplement premium revenues.  Insurance premiums during the nine month period ended September 30, 2018 of $127.6 million increased 3.7% from the comparable 2017 period amount of $123.0 million.

Commenting on the third quarter, Hilton H. Howell, Jr., chairman, president and chief executive officer, stated, “Our senior leadership team at Bankers Fidelity continues to drive efforts focused on improving profitability, enhancing the product portfolio, and delivering superior customer service to our policyholders and agents.  Although the year to date Medicare supplement results did not meet expectations, we are encouraged by the continued growth in the life and health operation and are confident strategic rate adjustments implemented throughout the year will result in improved margins.  Even though our property and casualty premiums declined slightly, American Southern continues to deliver profitable operating results through prudent underwriting of their programs.  While anticipating a good close to the current year, we feel well positioned for a successful 2019.”

Atlantic American is an insurance holding company involved through its subsidiary companies in specialty markets of the life, health, and property and casualty insurance industries.  Its principal insurance subsidiaries are American Southern Insurance Company, American Safety Insurance Company, Bankers Fidelity Life Insurance Company and Bankers Fidelity Assurance Company.

Note regarding Private Securities Litigation Reform Act: Except for historical information contained herein, this press release contains forward-looking statements that involve a number of risks and uncertainties.  Actual results could differ materially from those indicated by such forward-looking statements due to a number of factors and risks detailed from time to time in statements and reports that Atlantic American Corporation files with the Securities and Exchange Commission.

For further information contact:
J. Ross Franklin	Hilton H. Howell, Jr.
Chief Financial Officer	Chairman, President & CEO
Atlantic American Corporation	Atlantic American Corporation
404-266-5580	404-266-5505

Atlantic American Corporation
Financial Data

	Three Months Ended September 30,		Nine Months Ended September 30,
(Unaudited; In thousands, except per share data)	2018	2017	2018	2017
Insurance premiums
Life and health
Gross earned premiums	$45,568	$36,671	$133,158	$102,502
Ceded premiums	(16,061)	(8,623)	(44,853)	(19,774)
Net earned premiums	29,507	28,048	88,305	82,728
Property and casualty
Gross earned premiums	14,288	15,284	42,968	43,860
Ceded premiums	(1,238)	(1,238)	(3,669)	(3,592)
Net earned premiums	13,050	14,046	39,299	40,268

Net investment income	2,215	2,136	7,111	6,380
Realized investment gains, net	484	539	797	2,818
Unrealized gains on equity securities, net	1,083	-	753	-
Other income	31	29	88	95

Total revenue	46,370	44,798	136,353	132,289

Insurance benefits and losses incurred
Life and health	22,415	20,754	69,934	61,567
Property and casualty	10,672	9,663	28,544	25,879
Commissions and underwriting expenses	8,722	10,176	28,456	31,800
Interest expense	529	440	1,497	1,273
Other expense	2,960	3,134	9,168	9,301

Total benefits and expenses	45,298	44,167	137,599	129,820

Income (loss) before income taxes	1,072	631	(1,246)	2,469
Income tax expense (benefit)	138	(116)	(341)	483

Net income (loss)	$934	$747	$(905)	$1,986

Earnings (loss) per common share (basic and diluted)	$0.04	$0.03	$(0.06)	$0.08

Reconciliation of Non-GAAP Financial Measure

Net income (loss)	$934	$747	$(905)	$1,986
Income tax expense (benefit)	138	(116)	(341)	483
Realized investment gains, net	(484)	(539)	(797)	(2,818)
Unrealized gains on equity securities, net	(1,083)	-	(753)	-

Operating gain (loss)	$(495)	$92	$(2,796)	$(349)

Selected Balance Sheet Data	September 30, 2018	December 31, 2017

Total cash and investments	$255,058	$272,058
Insurance subsidiaries	234,696	244,754
Parent and other	20,362	27,304
Total assets	339,549	343,239
Insurance reserves and policyholder funds	187,813	173,583
Debt	33,738	33,738
Total shareholders' equity	102,118	112,983
Book value per common share	4.78	5.26
Statutory capital and surplus
Life and health	30,845	34,135
Property and casualty	43,922	43,348